Exhibit 3.2
AMB PROPERTY CORPORATION
ARTICLES SUPPLEMENTARY
REDESIGNATING AND RECLASSIFYING 267,439 SHARES OF 7.95%
SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK
AS PREFERRED STOCK
          AMB Property Corporation, a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
          FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article IV of the Charter of the Corporation and pursuant to Section 2-105 of the Maryland General Corporation Law, the Board, or a duly authorized Committee thereof, adopted resolutions dated March 22, 2000 and caused to be filed with the SDAT on March 23, 2000 Articles Supplementary (the “2000 Series F Articles Supplementary”) classifying and designating 397,439 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), as shares of 7.95% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”).
          SECOND: No shares of Series F Preferred Stock then being issued or outstanding, and pursuant to the authority expressly vested in the Board as aforesaid, the Board adopted resolutions on or as of August 1, 2002, and caused to be filed with the SDAT on August 7, 2002 Articles Supplementary (the “2002 Series F Articles Supplementary”), reclassifying 130,000 shares of the 397,439 shares of Series F Preferred Stock previously classified pursuant to the 2000 Series F Articles Supplementary, to be and become shares of Preferred Stock of the Corporation as otherwise authorized for issuance under the Charter of the Corporation, without further designation nor any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Corporation generally, such that the same, as shares of Preferred Stock otherwise authorized for issuance under the Charter, became available for future reclassification and available for issuance upon proper authorization by the Board from time to time, with the remaining 267,439 shares of Series F Preferred Stock classified as such pursuant to the 2000 Series F Articles Supplementary remaining classified as Series F Preferred Stock until such time, if ever, as may be determined otherwise in accordance with applicable law.
          THIRD: Currently there are, and from March 23, 2000 there have been, no shares of Series F Preferred Stock issued or outstanding.
          FOURTH: Pursuant to the authority expressly vested in the Board as aforesaid, the Board adopted resolutions on or as of September 28, 2006 (the “Resolutions”) reclassifying

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the remaining 267,439 shares (the “Shares”) of the 397,439 shares of Preferred Stock of the Corporation previously classified pursuant to the 2000 Series F Articles Supplementary as Series F Preferred Stock but not reclassified pursuant to the 2002 Series F Articles Supplementary to be and become shares of Preferred Stock of the Corporation without further designation, to be and become shares of Preferred Stock of the Corporation as otherwise authorized for issuance under the Charter of the Corporation, without further designation nor any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Corporation generally, such that the same 267,439 shares, as shares of Preferred Stock otherwise authorized for issuance under the Charter, shall be available for future reclassification and available for issuance upon proper authorization by the Board from time to time.
          FIFTH: The Shares have been redesignated and reclassified by the Board, as contemplated by the Resolutions, under the authority contained in the Charter.
          SIXTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
          SEVENTH: These Articles Supplementary shall be effective at the time the SDAT accepts them for record.
          EIGHTH: The undersigned Executive Vice President and Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary on this 2nd day of October, 2006.

AMB Property Corporation
By:	/s/ Michael A. Coke
	Name:	Michael A. Coke
	Title:	Executive Vice President and Chief Financial Officer

ATTEST:
/s/ Tamra D. Browne
Name:	Tamra D. Browne
Title:	Secretary

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